SCHEDULE 14A

(RULE 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-12

PennantPark Investment Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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December [●], 2018

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of PennantPark Investment Corporation (“PNNT” or the “Company”) to be held on February 5, 2019 at 9:30 a.m., Eastern Time, at the offices of Dechert LLP, located at 1095 Avenue of the Americas, New York, New York.

The Notice of Annual Meeting of Stockholders and the Proxy Statement of the Company, provides an outline of the business to be conducted at the Annual Meeting of Stockholders. At the meeting, you will be asked to: (1) elect one director of the Company; (2) ratify the selection of RSM US LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019 and (3) approve of the Company immediately becoming subject to a minimum asset coverage ratio of at least 150%, permitting the Company (without giving effect to any Exemptive relief with respect to Small Business Administration debentures) to double its amount of debt incurrence earlier than the current effective date of November 13, 2019, pursuant to the Small Business Credit Availability Act. In connection with the board of directors’ approval of a lower minimum asset coverage ratio, effective November 13, 2018, the Company’s board of directors also approved a Third Amended and Restated Investment Advisory Management Agreement (the “Amended Agreement”) pursuant to which the base management fee payable by the Company to its investment adviser was reduced from an annual rate of 1.50% to an annual rate of 1.00% for the Company’s gross assets (as defined in the Amended Agreement) that exceed 200% of the Company’s total net assets as of the end of the immediately preceding quarter.

I will also report on the progress of the Company during the past year and respond to stockholders’ questions.

It is important that your shares be represented at the Annual Meeting of Stockholders. If you are unable to attend the meeting in person, I urge you to complete, date and sign the enclosed proxy card and promptly return it in the envelope provided. If you prefer, you can save time by voting through the Internet or by telephone as described in the proxy statement and on the enclosed proxy card. Your vote and participation in the governance of the Company is very important to us.

Sincerely yours,

Arthur H. Penn

Chief Executive Officer

PennantPark Investment Corporation

590 Madison Avenue, 15th Floor

New York, New York 10022

212-905-1000

PENNANTPARK INVESTMENT CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON February 5, 2019

December [●], 2018

Notice is hereby given to the owners of shares of common stock (the “Stockholders”) of PennantPark Investment Corporation (“PNNT” or the “Company”) that:

The 2019 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) will be held at the offices of Dechert LLP, located at 1095 Avenue of the Americas, New York, New York, on February 5, 2019 at 9:30 a.m., Eastern Time, for the following purposes:

1.	To elect one director to the Board of Directors of the Company, who will serve until the 2022 annual meeting of stockholders and until his successor is duly elected and qualifies;
2.	To ratify the selection of RSM US LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019; and
3.

To approve of the Company immediately becoming subject to a minimum asset coverage ratio of at least 150%, permitting the Company (without giving effect to any exemptive relief with respect to Small Business Administration debentures) to double its amount of debt incurrence earlier than the current effective date of November 13, 2019, pursuant to the Small Business Credit Availability Act.

You have the right to receive notice of, and to vote at, the Annual Meeting if you were a stockholder of record of the Company at the close of business on November 19, 2018. The Company is furnishing a Proxy Statement and proxy card to the Stockholders via the mail and on the Internet.

Your vote is extremely important to us. If you are unable to attend the Annual Meeting, please sign the enclosed proxy card and return it promptly in the self-addressed envelope provided. Please refer to the voting instructions provided on your proxy card. You may also vote electronically by telephone or on the Internet by following the instructions included with your proxy card. In the event there are not sufficient votes for a quorum or to approve the Company’s proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

THE COMPANY’S BOARD OF DIRECTORS, INCLUDING THE INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS.

By Order of the Board of Directors,

Thomas J. Friedmann

Secretary

PennantPark Investment Corporation

590 Madison Avenue, 15th Floor

New York, New York 10022

212-905-1000

This is an important meeting. To ensure proper representation at the meeting, please complete, sign, date and return the proxy card in the enclosed self-addressed envelope or vote by telephone or through the Internet. Your vote is extremely important no matter how many or how few shares you own; please send in your proxy card today. Even if you vote your shares prior to the meeting, you still may attend the meeting and vote your shares in person if you wish to change your vote.

PENNANTPARK INVESTMENT CORPORATION

590 Madison Avenue, 15th Floor

New York, New York 10022

(212) 905-1000

PROXY STATEMENT

for

2019 Annual Meeting of Stockholders

To be held on February 5, 2019

This document will give you the information you need to vote on the matters listed on the accompanying Notice of Annual Meeting of Stockholders (“Notice of Annual Meeting”). Much of the information in this Proxy Statement is required under the rules and regulations of the Securities and Exchange Commission (the “SEC”), and some of it is technical in nature. If there is anything you do not understand, please contact us at 212-905-1000.

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of PennantPark Investment Corporation (“PNNT,” the “Company,” “we,” “us” or “our”) for use at the Company’s 2019 Annual Meeting of Stockholders (the “Meeting”) to be held on Tuesday, February 5, 2019 at 9:30 a.m., Eastern Time, at the offices of Dechert LLP, located at 1095 Avenue of the Americas, New York, New York, and at any postponements or adjournments thereof. This Proxy Statement, the accompanying proxy card, Notice of Annual Meeting and the Company’s Annual Report for the fiscal year ended September 30, 2018 are being provided to the stockholders thereof (the “Stockholders”) of record as of November 19, 2018 (the “Record Date”) via mail and the Internet on or about December 10, 2018.

We encourage you to vote your shares, either by voting in person at the Meeting or by voting by proxy (i.e., authorizing someone to vote your shares). Shares represented by duly executed proxies will be voted in accordance with your instructions. If you execute a proxy without specifying your voting instructions, your shares will be voted in accordance with the recommendation of the Board. If any other business is brought before the Meeting, your shares will be voted at the proxy’s discretion unless you specifically state otherwise on your proxy.

You may revoke a proxy at any time before it is exercised by notifying the Company’s Secretary in writing, by submitting a properly executed, later-dated proxy or by voting in person at the Meeting. Any Stockholder entitled to vote at the Meeting may attend the Meeting and vote in person, whether or not he or she has previously voted his or her shares via proxy or wishes to change a previous vote.

You will be eligible to vote your shares electronically via the Internet, by telephone or by mail.

Purpose of Meeting

At the Meeting, you will be asked to vote on the following proposals:

1.	To elect one director to the Board, who will serve until the 2022 annual meeting of stockholders and until his successor is duly elected and qualifies (“Proposal 1”);
2.	To ratify the selection of RSM US LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019 (“Proposal 2”); and

3.

To approve of the Company immediately becoming subject to a minimum asset coverage ratio of at least 150%, permitting the Company (without giving effect to any Exemptive relief with respect to Small Business Administration debentures) to double its amount of debt incurrence earlier than the current effective date of November 13, 2019, pursuant to the Small Business Credit Availability Act (“Proposal 3” or the “Asset Coverage Ratio Proposal”).

Voting Securities

You may vote your shares at the Meeting only if you were a Stockholder of record of the Company at the close of business on November 19, 2018. There were 69,053,958 shares of the Company’s common stock (the “Common Stock”) outstanding on the Record Date. Stockholders are entitled to one vote for each share of Common Stock held.

Quorum Required

For the Company to conduct business at the Meeting, a quorum of Stockholders for the Company must be present at the Meeting. The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Company outstanding on the Record Date will constitute a quorum of the Company. Abstentions and Broker Non-Votes (as defined below) will be treated as shares present at the Meeting for quorum purposes. If there are not enough votes for a quorum of the Company, the chairman of the Meeting will adjourn the Meeting to permit the further solicitation of proxies.

Votes Required

Election of Directors

The election of a director to the Board requires the affirmative vote of a majority of the Company’s outstanding shares of Common Stock. If you vote “Withhold Authority” with respect to a nominee, your shares will not be voted with respect to the person indicated. Because a director is elected by a majority of the votes of the outstanding Common Stock of the Company, votes to withhold authority, as well as abstentions and Broker Non-Votes, will have the effect of a vote against the nominee.

Stockholders of the Company may not cumulate their votes.

Ratification of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the votes cast at the Meeting in person or by proxy is required to ratify the appointment of RSM US LLP to serve as the Company’s independent registered public accounting firm. Abstentions will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.

Approval of the Asset Coverage Ratio Proposal

The affirmative vote of a majority of the votes cast on Proposal 3 at the Meeting, in person or by proxy, is required to approve Proposal 3. Abstentions and Broker Non-Votes will not be included in determining the number of votes cast on the proposal and, as a result, will have no effect on this proposal.

Broker Non-Votes

“Broker Non-Votes” are votes that are not cast by a broker, bank or other nominee (the “Broker”) on a non-routine matter because the shares entitled to cast the vote are held in “street name”, the Broker lacks discretionary authority to vote the shares and the Broker has not received voting instructions from the beneficial owner. Proposal 1 and Proposal 3 are non-routine matters. As a result, if you hold shares of the Company’s Common Stock in street name, your Broker will not be permitted to exercise voting discretion with respect to Proposal 1or Proposal 3. If you do not vote or give your Broker specific instructions on how to vote for you, your shares will have the effect of a vote against Proposal 1.  If you do not vote or give your Broker specific instructions as how to vote for you, your shares will have no effect on Proposal 3.

For these reasons, it is imperative that Stockholders vote or provide instructions to their Brokers as to how to vote with respect to Proposal 1 and Proposal 3.

Proposal 2 is a routine matter. As a result, if you beneficially own shares of Common Stock of the Company and you do not vote or provide your Broker with proxy instructions, your Broker will be able to vote your shares for you on Proposal 2.

Adjournment and Additional Solicitation

If there appears not to be enough votes to approve a proposal at the Meeting, the chairman of the Meeting may adjourn the Meeting to permit further solicitation of proxies.

A Stockholder vote may be taken on any of the proposals in this Proxy Statement prior to any such adjournment if there are sufficient votes for approval of such proposal.

Information Regarding This Solicitation

We will bear the expense of the solicitation of proxies for the Meeting, including the cost of preparing, printing and mailing this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, Annual Report, and proxy card to the Stockholders. We intend to use the services of Broadridge Financial Solutions, Inc., a leading provider of investor communications solutions, to aid in the distribution and collection of proxy votes. We expect to pay market rates for such services. If brokers, trustees or fiduciaries and other institutions holding shares in their own names or in the names of their nominee, which shares are beneficially owned by others, forward the Proxy Statement and proxy card to, and obtain proxies from, such beneficial owners, we will reimburse such persons for their reasonable expenses in so doing.

We may combine any mailings for multiple accounts going to a single household, which is commonly referred to as “householding,” by delivering to that address this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, Annual Report, and proxy card or other communications for all accounts who have consented or are deemed to have consented to receiving such communications in such manner in accordance with the rules promulgated by the SEC. If you have received notice from your Broker that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. We will promptly deliver a separate copy of these documents to you upon written or oral request to our Investor Relations Department at 590 Madison Avenue, 15th Floor, New York, New York 10022 or 212-905-1000. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, Annual Report, and proxy card or other communications, please notify your Broker. Stockholders who currently receive multiple copies of the Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, Annual Report, and proxy card or other communications at their addresses and would like to request "householding" of their communications should contact their Brokers.

In addition to the solicitation of proxies by the use of the Internet, proxies may be solicited in person and/or by telephone, mail or facsimile transmission by directors or officers of the Company, officers or employees of PennantPark Investment Advisers, LLC, our investment adviser (the “Adviser”), PennantPark Investment Administration, LLC, our administrator (the “Administrator”), and/or by a retained solicitor. No additional compensation will be paid to such directors, officers or regular employees for such services. If we retain a solicitor, we have estimated that we will pay approximately $60,000 for such services. If we engage a solicitor, you could be contacted by telephone on behalf of the Company and be urged to vote. The solicitor will not attempt to influence how you vote your shares, but will only ask that you take the time to cast a vote. You may also be asked if you would like to vote over the telephone and to have your vote transmitted to our proxy tabulation firm. The address of each of the Adviser and the Administrator is 590 Madison Avenue, 15th Floor, New York, New York 10022.

Stockholders may provide their voting instructions through the Internet, by telephone or by mail by following the instructions on the enclosed proxy card. These options require Stockholders to input the Control Number, which is provided with the enclosed proxy card. If you vote using the Internet, after visiting www.proxyvote.com and inputting your Control Number, you will be prompted to provide your voting instructions. Stockholders will have an opportunity to review their voting instructions and make any necessary changes before submitting them and terminating their Internet link. Stockholders who vote via the Internet, in addition to confirming their voting instructions prior to submission, will receive upon request an e-mail confirming their instructions.

If a Stockholder wishes to participate in the Meeting, but does not wish to give a proxy by Internet, the Stockholder may attend the Meeting in person or request and submit a proxy card by following the instructions on the enclosed proxy card.

Any proxy authorized pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. A revocation may be effected by (i) resubmitting voting instructions via the Internet voting site, by telephone, by obtaining and properly completing another proxy card that is dated later than the original proxy and returning it, by mail, in time to be received before the Meeting, (ii) by attending the Meeting and voting in person or (iii) by a notice, provided in writing and signed by the Stockholder, delivered to the Company’s Secretary on any business day before the date of the Meeting.

Security Ownership of Certain Beneficial Owners and Management

As of the Record Date, to our knowledge, no person would be deemed to “control” (as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) the Company.

Our directors consist of an interested director and four independent directors. An interested director is an “interested person” of the Company, as defined in the 1940 Act, and independent directors are all other directors (the “Independent Directors”).

The following table sets forth, as of November 30, 2018, certain ownership information with respect to the Company’s Common Stock for those persons who directly or indirectly own, control or hold with the power to vote, five percent or more of the Company’s outstanding Common Stock and all officers and directors of the Company, as a group.

Name and address(1)	Type of ownership(3)	Shares Owned	Percentage of Common Stock Outstanding
Independent directors
Adam K. Bernstein	Record/Beneficial	46,430	*
Marshall Brozost	Record/Beneficial	21,678	*
Jeffrey Flug	Record/Beneficial	320,560	*
Samuel L. Katz	Record/Beneficial	189,291	*
Interested director
Arthur H. Penn(2)	Record/Beneficial	844,333	1%
Executive officer
Aviv Efrat	Record/Beneficial	106,103	*
All directors and executive officer as a group (6 persons)		1,528,395	2%

(1)	The address for each officer and director is c/o PennantPark, 590 Madison Avenue, 15th Floor, New York, New York 10022.
(2)	Mr. Penn is the Managing Member of the Adviser and may therefore be deemed to own beneficially the 650,923 shares held by the Adviser.
(3)	Sole voting power.
*	Less than 1 percent.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s directors and other executive officer and any persons holding more than 10% of the Company’s Common Stock are required to report their beneficial ownership and any changes therein to the SEC and the Company. Specific due dates for those reports have been established, and the Company is required to report herein any failure to file such reports by those due dates. Based on the Company’s review of Forms 3, 4 and 5 filed by such persons and information provided by the Company’s directors and other executive officer, the Company believes that, during the fiscal year ended September 30, 2018, all Section 16(a) filing requirements applicable to such persons were met in a timely manner.

Dollar Range of Securities Beneficially Owned by Directors

The following table sets forth the dollar range of (i) the Company’s Common Stock and (ii) the common stock of the Fund Complex beneficially owned by each of our directors as of November 30, 2018. Information as to beneficial ownership is based on information furnished to the Company by such persons. For purposes of this proxy statement, the term “Fund Complex” is defined to include the Company and PennantPark Floating Rate Capital, Ltd. (“PFLT”).

Directors of the Company	Dollar Range of the Common Stock of the Company(1)	Aggregate Dollar Range of the Common Stock of the Fund Complex(1)
Independent directors
Adam K. Bernstein	$100,001 - $500,000	$100,001 - $500,000
Marshall Brozost	$100,001 - $500,000	$100,001 - $500,000
Jeffrey Flug	Over $1,000,000	Over $1,000,000
Samuel L. Katz	Over $1,000,000	Over $1,000,000
Interested director
Arthur H. Penn(2)	Over $1,000,000	Over $1,000,000

(1)	Dollar ranges are as follows: None; $1-$10,000; $10,001-$50,000; $50,001-$100,000; $100,001-$500,000; $500,001-$1,000,000 or over $1,000,000.
(2)	Also reflects holdings of the Adviser.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with its bylaws, the Company currently has five members on the Board. Directors are divided into three classes and are elected for staggered terms of three years each, with a term of office of one of the three classes of directors expiring each year. After this election, the terms of Class I, II and III directors will expire in 2020, 2021 and 2022, respectively. Each director will hold office for the term to which he is elected and until a successor is duly elected and qualifies.

A Stockholder can vote for, or withhold his or her vote from, the nominee named below. In the absence of instructions to the contrary, it is the intention of the person named as proxy to vote such proxy FOR the election of the nominee named below. If the nominee should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of such person as is nominated by the Board as a replacement. The Board has no reason to believe that the nominee will be unable or unwilling to serve.

THE BOARD, INCLUDING ITS INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEE NAMED IN THIS PROXY STATEMENT.

Information about the Nominee and Directors

Certain information with respect to the nominee for election at the Meeting, as well as each of the other directors, is set forth below, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person holds and the year in which each person became a director of the Company. The nominee currently serves as a director of the Company.

Mr. Arthur H. Penn has been nominated for election as a Class III director of the Company for a three-year term expiring in 2022. Mr. Penn is not being proposed for election pursuant to any agreement or understanding between Mr. Penn and the Company.

Name, Address and Age(1)	Position(s) held with Company	Company, Term of Office and Length of Time Served	Principal Occupation(s) During, at least, the Past 5 Years	Number of Companies in Fund Complex Overseen by Director	Other Directorships Held by Director or Nominee for Director During the Past 5 Years(2)

Independent Directors

Adam K. Bernstein (55)	Director	PNNT - Class II Director since February 2007; Term Expires 2021

President of The Bernstein Companies, a Washington, D.C.-based real estate investment and development firm, since 1995 and President and Chief Executive Officer of Consortium Atlantic Realty Trust, Inc., a private real estate investment trust operating in the Mid-Atlantic region, from 2006. Also, Mr. Bernstein has served on the Board of Overseers of the School of Arts and Sciences at the University of Pennsylvania since 2012.

				Two	None

Marshall Brozost (51)	Director	PNNT - Class I Director since February 2007; Term Expires 2020

Partner at Orrick, Herrington & Sutcliffe LLP, where he practices in the real estate and private equity groups, since July 2016. Prior to Orrick, Herrington & Sutcliffe LLP Mr. Brozost practiced law at Schulte Roth & Zabel from May 2012 to July 2016 and at Dewey & LeBoeuf LLP from 2005 to 2012.

				Two	None

Jeffrey Flug (56)	Director	PNNT - Class II Director since February 2007; Term Expires 2021

Mr. Flug was President of Union Square Hospitality Group, an exclusive chain of restaurants, from 2009 to June 2015. Mr. Flug served as Chief Executive Officer and Executive Director of Millennium Promise Alliance, Inc., a non-profit organization whose mission is to eradicate extreme global poverty, from 2006 to 2008. From 2000 to 2006, Mr. Flug was a Managing Director and Head of North American Institutional Sales at JP Morgan’s Investment Bank.

				Two	Director of Shake Shack Inc., since September 2014; Sears Hometown and Outlet Stores, Inc., from October 2012 to September 2015.

Name, Address and Age(1)	Position(s) held with Company	Company, Term of Office and Length of Time Served	Principal Occupation(s) During, at least, the Past 5 Years	Number of Companies in Fund Complex Overseen by Director	Other Directorships Held by Director or Nominee for Director During the Past 5 Years(2)

Samuel L. Katz (53)	Director	PNNT - Class I Director since February 2007; Term Expires 2020

Managing Partner of TZP Group LLC, a private equity fund, since 2007. Before joining TZP Group, Mr. Katz was Chief Executive Officer of MacAndrews & Forbes Acquisition Holdings, Inc. from 2006 to 2007. Prior to that position, Mr. Katz was Chairman and Chief Executive Officer of the Cendant Travel Distribution Services Division from 2001 to 2005.

				Two	None

Interested Director

Arthur H. Penn (55)(3)	Director Nominee Chief Executive Officer and Chairman of the Board of Directors	PNNT - Class III Director since February 2007; Term Expires, if elected, 2022

Founder, Chairman and Chief Executive Officer of the Company from its inception in 2007. Mr. Penn also is the Founder and Managing Member of the Adviser. Before founding the Company, Mr. Penn was the Co-Founder of Apollo Investment Management, where he was a Managing Partner from 2004 to 2006. He also served as Chief Operating Officer of Apollo Investment Corporation from inception in 2004 to 2006 and served as President and Chief Operating Officer in 2006. He formerly was a Managing Partner of Apollo Value Fund L.P. (formerly Apollo Distressed Investment Fund, L.P.) from 2003 to 2006.

				Two	None

(1)	The address for each officer and director is c/o PennantPark, 590 Madison Avenue, 15th Floor, New York, New York 10022.
(2)	No director otherwise serves as a director of an investment company subject to the 1940 Act.
(3)	Mr. Penn is an interested director due to his position as an officer of the Company and of the Adviser.

Corporate Governance

The Company believes that maintaining the highest standards of corporate governance is a crucial part of its business, and is committed to having in place the necessary controls and procedures designed to ensure compliance with applicable laws, rules and regulations, as well as its own ethical standards of conduct.

Director Independence

NASDAQ corporate governance rules require listed companies to have a board of directors with at least a majority of independent directors. Under NASDAQ corporate governance rules, in order for a director to be deemed independent, the Board must determine that the individual does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his responsibilities. On an annual basis, each director is required to complete an independence questionnaire designed to provide information to assist the Board in determining whether the director is independent under NASDAQ corporate governance rules, the 1940 Act and applicable corporate governance guidelines. The Board has determined that each of its directors, other than Mr. Penn, is independent under the applicable listing standards of the NASDAQ Global Select Market and the New York Stock Exchange and under the Exchange Act and the 1940 Act. The Company’s governance guidelines require any director who has previously been determined to be independent to inform the Chairman of the Board, the Chairman of the Nominating and Corporate Governance Committee and the Company’s Corporate Secretary of any change in circumstance that may cause his status as an Independent Director to change. The Board limits membership on its Audit Committee, its Nominating and Corporate Governance Committee and its Compensation Committee to Independent Directors.

Board’s Oversight Role in Management

The Board performs its risk oversight function primarily through (1) its three standing committees, described more fully below, which report to the entire Board and are comprised solely of Independent Directors and (2) monitoring by the Company’s Chief Compliance Officer (the “CCO”) in accordance with the Company’s compliance policies and procedures.

As described below in more detail under “Audit Committee”, “Nominating and Corporate Governance Committee”, and “Compensation Committee”, the Board’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee assist the Board in fulfilling its risk oversight responsibilities. The Audit Committee’s risk oversight responsibilities include overseeing the Company’s accounting and financial reporting processes, including the annual audit of the Company’s financial statements, the Company’s systems of internal controls regarding finance and accounting, pre-approving the engagement of an independent registered public accounting firm to render audit and/or permissible non-audit services and evaluating the qualifications, performance and independence of the independent registered public accounting firm. The Nominating and Corporate Governance Committee’s risk oversight responsibilities include selecting, researching and nominating directors for election by the Company’s Stockholders, developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of the Board and the Company’s management. The Compensation Committee’s risk oversight responsibilities include determining, or recommending to the Board for determining, the compensation of the Company’s chief executive officer and all other executive officers, paid directly by the Company, if any, and assisting the Board with matters related to compensation, as directed by the Board. Each of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee consists solely of Independent Directors.

The Board also performs its risk oversight responsibilities with the assistance of a CCO. The Company’s CCO prepares a written report annually discussing the adequacy and effectiveness of the compliance policies and procedures of the Company and certain of its service providers. The CCO’s report, which is reviewed by the Board, addresses, at a minimum: (1) the operation of the compliance policies and procedures of the Company and certain of its service providers since the last report; (2) any material changes to such policies and procedures since the last report; (3) any recommendations for material changes to such policies and procedures as a result of the CCO’s annual review; and (4) any compliance matter that has occurred since the date of the last report about which the Board would reasonably need to know to oversee the Company’s compliance activities and risks. In addition, the CCO meets separately in executive session with the Independent Directors at least once each year and presents quarterly reports to the Board.

The Company believes that the Board’s role in risk oversight is effective and appropriate given the extensive regulation to which it is already subject as a business development company. Specifically, as a business development company, the Company must comply with certain regulatory requirements that control the levels of risk in its business and operations. For example, the ability of the Company to incur indebtedness is limited by the asset coverage ratio set forth in the 1940 Act (as modified by any exemptive relief granted by the SEC) and the Company generally must invest at least 70% of its total assets in “qualifying assets.” The Company also has elected to be treated as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended. As a RIC, the Company must, among other things, meet certain income source and asset diversification requirements.

The Company believes that the extent of the Board’s and its committees’ roles in risk oversight complements the Board’s leadership structure. Because they are comprised solely of Independent Directors, the Audit Committee, the Nominating and Corporate Governance Committee and Compensation Committee are able to exercise their oversight responsibilities without any conflict of interest that might discourage critical questioning and review. Through regular executive session meetings with the Company’s independent registered public accounting firm, the CCO and the Chief Executive Officer, the Independent Directors have similarly established direct communication and oversight channels that the Board believes foster open communication and early detection of issues of concern.

The Company believes that the Board’s role in risk oversight must be evaluated on a case by case basis and that the current configuration and allocation of responsibilities among the Board and its committees with respect to the oversight of risk is appropriate. However, the Board and its committees continually re-examine the manner in which they administer their respective risk oversight functions, including through formal annual assessments of performance, to ensure that they meet the Company’s needs.

Board’s Composition and Leadership Structure

The 1940 Act requires that at least a majority of the Company’s directors not be “interested persons” (as defined in the 1940 Act) of the Company. Currently, four of the five directors on the Board are Independent Directors; however, the Chairman of the Board is an interested person of the Company. The Independent Directors believe that the combined position of Chief Executive Officer of the Company and Chairman of the Board of the Company results in greater efficiencies in managing the Company, by eliminating the need to transfer substantial information quickly and repeatedly between the Chief Executive Officer and the Chairman, and the ability to capitalize on the specialized knowledge acquired from the duties of the roles. The Board has not identified a lead Independent Director; however, the Board has determined that its leadership structure, in which 80% of the directors are Independent Directors and, as such, are not affiliated with the Adviser or the Administrator, is appropriate in light of the services that the Adviser and the Administrator provide to the Company and the potential conflicts of interest that could arise from these relationships.

Information about Each Director’s Experience, Qualifications, Attributes or Skills

The Board believes that the significance of each director’s experience, qualifications, attributes and/or skills is an individual matter (meaning that experience that is important for one director may not have the same value for another) and that these factors are best evaluated at the Board level, with no single director, or particular factor, being indicative of Board effectiveness. However, the Board believes that directors need to have the ability to review, evaluate, question and discuss critical information provided to them, and to interact effectively with management, service providers and counsel, in order to exercise effective business judgment in the performance of their duties. The Board believes that its members satisfy this standard. Experience relevant to having this ability may be achieved through a director’s educational background, business or professional training or practice (e.g., finance, accounting or law), public service or academic positions, experience from service as a board member (including the Board of the Company) or as an executive of investment companies, public companies or significant private or not-for-profit entities or other organizations and/or other life experiences. To assist them in evaluating matters under federal and state law, the Independent Directors have their own independent legal counsel, who participates in Board meetings and interacts with the Adviser and the Company’s counsel. Both the Independent Directors’ and the Company’s counsel have significant experience advising funds and fund board members. The Board and its committees have the ability to engage other experts as appropriate. The Board evaluates its performance on an annual basis.

Role of the Chairman and Chief Executive Officer

As Chairman of the Board and Chief Executive Officer of the Company, Mr. Penn assumes a leading role in strategic planning and supports major transaction initiatives of the Company. Mr. Penn also manages the day-to-day operations of the Company, with the support of the other investment professionals and officers. As Chief Executive Officer, Mr. Penn has general responsibility for the implementation of the policies of the Company, as determined by the Board, and for the management of the business and affairs of the Company.

Experience, Qualifications, Attributes and/or Skills that Led to the Board’s Conclusion that such Members Should Serve as Directors of the Company

The Board believes that, collectively, the directors have balanced and diverse experience, qualifications, attributes and skills, which allow the Board to operate effectively in governing the Company and protecting the interests of the Stockholders. Below is additional information about each director (supplementing the information provided in the table above) that describes some of the specific experiences, qualifications, attributes and/or skills that each director possesses, and which the Board believes has prepared each director to be an effective director.

Arthur H. Penn

The Board benefits from Mr. Penn’s business leadership and experience and knowledge of senior lending, mezzanine lending, leveraged finance, distressed debt and private equity businesses, as well as diverse management practices. Mr. Penn is the Founder, Chairman and Chief Executive Officer of the Company and Managing Member of the Adviser and the Administrator. Mr. Penn co-founded Apollo Investment Management in 2004, where he was a Managing Partner from 2004 to 2006. He also served as Chief Operating Officer of Apollo Investment Corporation from its inception in 2004 to 2006, and served as President and Chief Operating Officer of that company in 2006. Mr. Penn was a Managing Partner of Apollo Value Fund L.P. (formerly Apollo Distressed Investment Fund, L.P.) from 2003 through 2006. From 2002 to 2003, prior to joining Apollo, Mr. Penn was a Managing Director of CDC-IXIS Capital Markets. Mr. Penn served as Global Head of Leveraged Finance at UBS Warburg LLC (now UBS Investment Bank) from 1999 through 2001. Prior to joining UBS Warburg, Mr. Penn was Global Head of Fixed Income Capital Markets for BT Securities and BT Alex Brown Incorporated from 1994 to 1999. In these capacities, Mr. Penn oversaw groups responsible for more than 200 high-yield and leveraged bank financings aggregating over $34 billion in capital raised. From 1992 to 1994, Mr. Penn served as Head of High Yield Capital Markets at Lehman Brothers. Mr. Penn’s longstanding service as Chairman and Chief Executive Officer of the Company and Managing Member of the Adviser and the Administrator provide him with a specific and valuable understanding of the Company, its operations and the business and regulatory issues facing it.

Adam K. Bernstein

Mr. Bernstein brings to the Board over 30 years of experience at a real estate development, investment and management business in the Mid-Atlantic region of the United States. Mr. Bernstein affords the Board his vast experience in the area of strategic and financial planning and capital and risk management. Mr. Bernstein is currently President of The Bernstein Companies, a Washington, D.C.-based real estate investment and development firm which he joined in 1986. Mr. Bernstein runs a diversified company that includes a Hotel division, a Private Real Estate Investment Trust, and a structured financed group that focuses on tax credit syndication and project lending for community development projects nationwide. In 2012, Mr. Bernstein was appointed to the Board of Overseers of the School of Arts and Sciences at the University of Pennsylvania.

Marshall Brozost

Mr. Brozost brings to the Board 23 years of experience in the areas of finance, private equity, mergers and acquisitions and restructurings. Since July 2016, Mr. Brozost has been a Partner at Orrick, Herrington & Sutcliffe LLP, where he practices in the real estate and private equity groups. Prior to Orrick, Herrington & Sutcliffe LLP, Mr. Brozost practiced law at Schulte Roth & Zabel, LLP from May 2012 to July 2016, at Dewey & LeBoeuf LLP from 2005 to 2012, at Solomon & Weinberg LLP from 2004 to 2005 and at O’Melveny & Myers LLP from 2001 to 2004. Mr. Brozost also served as a Vice President of Nomura Asset Capital Corporation from 1997 through 2000.

Jeffrey Flug

Mr. Flug brings to the Board expertise in fixed income, investment banking, accounting and business operations. From 2009 to June 2015, Mr. Flug held a variety of senior positions, including, most recently, President, with Union Square Hospitality Group, an exclusive chain of restaurants. Since September 2014, Mr. Flug has served as a director of Shake Shack, Inc. From October 2012 to September 2015, Mr. Flug was a director of Sears Hometown and Outlet Stores, Inc. Mr. Flug was Chief Executive Officer and Executive Director of Millennium Promise Alliance, Inc. from 2006 to 2008. Millennium Promise is a non-profit organization whose mission is to eradicate extreme global poverty. Mr. Flug was Managing Director and Head of North American Institutional Sales at JP Morgan’s Investment Bank from 2000 to 2006. From 1988 to 2000, Mr. Flug was Managing Director for Goldman Sachs & Co. in its Fixed Income Division.

Samuel L Katz

Mr. Katz brings to the Board a diverse knowledge of business and finance as a result of his career over the past 30 years. Mr. Katz is the Managing Partner of TZP Group LLC, a private equity fund he formed in 2007. Prior to joining TZP Group, Mr. Katz was Chief Executive Officer of MacAndrews & Forbes Acquisition Holdings, Inc. from 2006 through 2007. From 1996 through 2005, Mr. Katz held a variety of senior positions at Cendant Corporation, including, most recently, Chairman and Chief Executive Officer of the Cendant Travel Distribution Services Division from 2001 to 2005. From 1992 to 1995, Mr. Katz invested in private and public equity as Co-Chairman of Saber Capital, Inc. and Vice President of Dickstein Partners Inc. From 1988 to 1992, Mr. Katz was an Associate and Vice President at The Blackstone Group, where he worked on numerous private equity transactions, including the initial leveraged buyouts of several hotel franchise brands which created the predecessor to Cendant Corporation. From 1986 to 1988, Mr. Katz was a Financial Analyst at Drexel Burnham Lambert.

Committees of the Board

The Board has established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. For the fiscal year ended September 30, 2018, the Board held four board meetings, four Audit Committee meetings, one Nominating and Corporate Governance Committee meeting and one Compensation Committee meeting. All directors attended at least 75% of the aggregate number of meetings of the Board and of the respective committees on which they served. The Company requires each director to make a diligent effort to attend all Board and committee meetings, and encourages directors to attend the Company’s annual stockholders’ meetings. Last year, all members of the Board attended the annual stockholders’ meeting.

Audit Committee

The members of the Audit Committee of the Company are Messrs. Bernstein, Brozost, Flug and Katz, each of whom is independent for purposes of the 1940 Act and the NASDAQ corporate governance rules. Messrs. Flug and Katz serve as Co-Chairmen of the Audit Committee. The Audit Committee operates pursuant to an Audit Committee Charter approved by the Board. The charter sets forth the responsibilities of the Audit Committee, which include: selecting or retaining each year an independent registered public accounting firm (the “auditors”) to audit the accounts and records of the Company; reviewing and discussing with management and the auditors the annual audited financial statements of the Company, including disclosures made in management’s discussion and analysis of financial condition and results of operations, and recommending to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K; reviewing and discussing with management and the auditors the Company’s quarterly financial statements prior to the filings of its quarterly report on Form 10-Q; pre-approving the auditors’ engagement to render audit and/or permissible non-audit services; reviewing and approving all related party transactions; and evaluating the qualifications, performance and independence of the auditors. The Audit Committee is also responsible for aiding the Board in fair valuing the Company’s portfolio securities that are not publicly traded or for which current market values are not readily available. Such investments are valued at fair value as determined in good faith by or under the direction of the Board using a documented valuation policy and a consistently applied valuation process. The Board and Audit Committee use the services of nationally recognized independent valuation firms to help them determine the fair value of certain securities held by the Company. The Board has determined that each of Messrs. Flug and Katz is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K under the Exchange Act. The Audit Committee Charter is available on the Company’s website (http://www.pennantpark.com).

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee of the Company are Messrs. Bernstein, Brozost, Flug and Katz, each of whom is independent for purposes of the 1940 Act and the NASDAQ corporate governance rules. Messrs. Bernstein and Brozost serve as Co-Chairmen of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for selecting, researching and nominating directors for election by the Company’s Stockholders, selecting nominees to fill vacancies on the Board or a committee of the Board, developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of the Board and the Company’s management. The Nominating and Corporate Governance Committee of the Company has adopted a written Nominating and Corporate Governance Committee Charter that is available on the Company’s website (http://www.pennantpark.com).

The Nominating and Corporate Governance Committee will consider Stockholder recommendations for possible nominees for election as directors when such recommendations are submitted in accordance with the Company’s bylaws, the Nominating and Corporate Governance Committee Charter and any applicable law, rule or regulation regarding director nominations. Nominations should be sent to Thomas J. Friedmann, Secretary, c/o PennantPark, 590 Madison Avenue, 15th Floor, New York, New York 10022. When submitting a nomination to the Company for consideration, a Stockholder must provide all information that would be required under applicable SEC rules to be disclosed in connection with the election of a director, including the following minimum information for each director nominee: full name, age and address; principal occupation during the past five years; directorships on publicly held companies and investment companies during the past five years; number of shares of the Company’s Common Stock owned, if any; and a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the Stockholders.

Criteria considered by the Nominating and Corporate Governance Committee in evaluating the qualifications of individuals for election as a director of the Board include: compliance with the independence and other applicable requirements of the NASDAQ corporate governance rules and the 1940 Act, and all other applicable laws, rules, regulations and listing standards; the criteria, policies and principles set forth in the Company’s Nominating and Corporate Governance Committee Charter; and the ability to contribute to the effective management of the Company, taking into account the needs of the Company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which the Company operates. The Nominating and Corporate Governance Committee has adopted a formal policy with regard to the consideration of diversity in identifying individuals for election as members of the Board, but the Nominating and Corporate Governance Committee will consider such factors as they may deem are in the best interests of the Company and its Stockholders. Those factors may include a person’s differences of viewpoint, professional experience, education and skills, as well as his or her race, gender and national origin. In addition, as part of the Board’s annual self-assessment, the members of the Nominating and Corporate Governance Committee evaluate the membership of the Board and whether the Board maintains satisfactory policies regarding membership selection.

Compensation Committee

The Compensation Committee is responsible for determining, or recommending to the Board for determining, the compensation of the Company’s chief executive officer and all other executive officers, paid directly by the Company, if any. The Compensation Committee also assists the Board with all matters related to compensation, as directed by the Board. The current members of the Compensation Committee are Messrs. Bernstein, Brozost, Flug and Katz, each of whom is independent for purposes of the 1940 Act and the NASDAQ corporate governance rules. As discussed below, none of our executive officers are directly compensated by the Company and, as a result, the Compensation Committee does not produce and/or review and report on executive compensation practices. The Compensation Committee Charter is available on the Company’s website (http://www.pennantpark.com).

Communication with the Board of Directors

Stockholders with questions about the Company are encouraged to contact our Investor Relations Department at 590 Madison Avenue, 15th Floor, New York, New York 10022 or by visiting the investor relations web page on our website (http://www.pennantpark.com). However, if Stockholders believe that their questions have not been addressed, they may communicate with the relevant Board by sending their communications to Thomas J. Friedmann, Secretary, c/o PennantPark, 590 Madison Avenue, 15th Floor, New York, New York 10022. All Stockholder communications received in this manner will be delivered to one or more members of the Board.

Information about the Executive Officer Who is Not a Director

The following information pertains to our executive officer who is not a director of the Company.

Name, Address and Age(1)	Position(s) held with the Company	Principal Occupation(s) During, at least, the Past 5 Years
Aviv Efrat (54)	Chief Financial Officer and Treasurer

Chief Financial Officer and Treasurer of the Company and PFLT from their inception in 2007 and 2010, respectively. Managing Director of the Administrator from inception in 2007. Mr. Efrat was a Director at BlackRock, Inc., where he was responsible for a variety of administrative, operational, and financial aspects of closed-end and open-end registered investment companies from 1997 to 2007. From 1994 to 1997, Mr. Efrat was in the Investment Companies Business Unit at Deloitte & Touche LLP. He is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

(1)	The business address of the executive officer is c/o PennantPark, 590 Madison Avenue, 15th Floor, New York, New York 10022.

Information about Chief Compliance Officer

The following information pertains to our CCO who is not a director of the Company.

Name, Address and Age(1)	Position held with the Company	Principal Occupation(s) During the Past 5 Years
Guy F. Talarico (63)	Chief Compliance Officer

Chief Compliance Officer of the Company and PFLT from May 2008 and March 2011, respectively. Mr. Talarico has held the position of Chief Compliance Officer for a number of investment advisers, private funds and investment companies from 2004 when he founded Alaric Compliance Services, LLC, of which he is chief executive officer.

(1)	The business address of the CCO is c/o PennantPark, 590 Madison Avenue, 15th Floor, New York, New York 10022.

Code of Conduct and Joint Code of Ethics

We expect each of our officers and directors, as well as any person affiliated with our operations, to act in accordance with the highest standards of personal and professional integrity at all times, and to comply with the Company’s policies and procedures and all laws, rules and regulations of any applicable international, federal, provincial, state or local government. To this effect, the Company has adopted a Code of Conduct, which is posted on the Company’s website (http://www.pennantpark.com). The Code of Conduct applies to the directors, officers and staff of the Company.

As required by the 1940 Act, the Company, together with PFLT, maintains a Joint Code of Ethics with the Adviser that establishes procedures that apply to the Company’s directors, officers, staff and the employees of the Adviser with respect to their personal investments and investment transactions. The Joint Code of Ethics generally does not permit investments by the Company’s directors, officers or any other covered person in securities that may be purchased or held by the Company. The Company filed the Joint Code of Ethics as Exhibit 14.1 to its Annual Report on Form 10-K, filed with the SEC on November 15, 2018. You may access the Joint Code of Ethics via the Internet site of the SEC (http://www.sec.gov) or our website (http://www.pennantpark.com). The Company intends to disclose any material amendments to or waivers of required provisions of its Code of Conduct or its Joint Code of Ethics on Form 8-K.

Compensation of Independent Directors

Each Independent Director receives an annual payment of $110,000 for services performed on behalf of the Company as a director. The Independent Directors also receive $2,500 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each Board meeting and receive $1,000 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each committee meeting (unless combined with a Board meeting). In addition, each Co-Chairman of the Audit Committee receives an annual fee of $12,500 and each Co-Chairman of any other committee receives an annual fee of $2,500 for his additional services in these capacities. Also, the Company has purchased directors’ and officers’ liability insurance on behalf of its directors and officers and indemnifies such persons against certain losses. Independent Directors have the option to receive their directors’ fees paid in shares of the Company’s Common Stock issued at a price per share equal to the greater of net asset value or the market price at the time of payment. No compensation is expected to be paid to directors who are “interested persons” (as defined in the 1940 Act).

Compensation of Directors and Executive Officer

The following table shows information regarding the compensation paid by (i) the Company and (ii) all of the companies in the Fund Complex, including the Company, in the aggregate, to our directors for the fiscal year ended September 30, 2018. No compensation is paid directly by the Company to any interested director or executive officer of the Company.

Name	Aggregate compensation from the Company	Pension or retirement benefits accrued as part of our expense(1)	Total paid to director/officer from the Company	Total paid to director/officer from the Fund Complex
Independent directors
Adam K. Bernstein	$122,500	None	$122,500	$206,250
Marshall Brozost	$122,500	None	$122,500	$206,250
Jeffrey Flug	$132,500	None	$132,500	$218,750
Samuel L. Katz	$132,500	None	$132,500	$218,750
Interested director
Arthur H. Penn	None	None	None	None
Executive officer
Aviv Efrat(2)	None	None	None	None

(1)	We do not have a profit sharing or retirement plan, and directors do not receive any pension or retirement benefits from us.
(2)	Mr. Efrat also is an employee of the Administrator.

Certain Relationships and Related Party Transactions

The Company’s investment activities are managed by the Adviser and supervised by the Board, of which 80% of the members are Independent Directors. The Company’s Investment Management Agreement with the Adviser was re-approved by the Board, including a majority of the Independent Directors, in February 2018. Under the Company’s Investment Management Agreement, the Adviser, subject to the overall supervision of the Board, manages the day-to-day operations of and provides investment advisory services to the Company. For providing these services, the Adviser receives a fee from the Company, consisting of two components: a base management fee and an incentive fee. For the fiscal year ended September 30, 2018, the Adviser earned a base management fee of $16.5 million (after a waiver of $0.9 million) and an incentive fee of $11.0 million (after a waiver of $0.5 million) from the Company.

The Company’s Administration Agreement with the Administrator was re-approved by the Board, including a majority of the Independent Directors, in February 2018. Under the Company’s Administration Agreement, the Company has agreed to reimburse the Administrator for its allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including rent and the Company’s allocable portion of the costs of compensation and related expenses of the CCO, Chief Financial Officer and their respective staffs. The Company’s Chief Financial Officer, is the Managing Director of the Administrator. For the fiscal year ended September 30, 2018, the Adviser and the Administrator, collectively, were reimbursed $2.0 million from the Company for the services described above.

The Adviser has granted a non-exclusive, royalty-free license to the Company to use the name “PennantPark.”

In addition, pursuant to the terms of the Administration Agreement, the Administrator provides the Company with the office facilities and administrative services necessary to conduct its day-to-day operations. The Adviser is the sole member of, and controls, the Administrator.

The Audit Committee of the Company, in consultation with the Company’s Chief Executive Officer, CCO and legal counsel, has established a written policy to govern the review of potential related party transactions. The Audit Committee of the Company conducts quarterly reviews of any potential related party transactions and, during these reviews, it also considers any conflicts of interest brought to its attention pursuant to the Company’s Code of Conduct or Joint Code of Ethics.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RSM US LLP (“RSM”), has been selected as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries on and during the Company’s fiscal year ending September 30, 2019. RSM was selected by the Audit Committee, and that selection was ratified by a majority of the Board, including all of the Independent Directors, by a vote cast in person. This selection is subject to ratification or rejection by the Stockholders of the Company. The Company does not know of any direct or indirect financial interest of RSM in the Company. Representative(s) of RSM will attend the Meeting and will have the opportunity to make a statement if they desire to do so and will be available to answer questions.

Principal Accountant Fees and Services

The following aggregate fees by RSM were billed to the Company for work attributed to audit, tax and other services provided to the Company for the fiscal years ended September 30, 2018 and 2017.

	September 30, 2017	September 30, 2018
Audit Fees	$425,641	$294,439
Audit Related Fees	$—	$—
Tax Fees	$17,855	$7,875
All Other Fees	$608	$9,416
Total	$444,104	$311,730

Audit Fees: Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that were normally provided in connection with statutory and regulatory filings.

Audit-Related Fees: Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attestation services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees: Tax fees consist of fees billed for professional services for tax compliance. These services include assistance regarding federal, state and local tax compliance.

All Other Fees: Other fees would include fees billed for products and services other than the services reported above.

The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by RSM, as the Company’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve the audit and permissible non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such service does not impair the auditors’ independence with respect to the Company. In addition, all audit-related, tax and other services provided by RSM to the Company during the fiscal year ended September 30, 2018 were approved by the Audit Committee in accordance with such policy.

Any requests for audit, audit-related, tax and other services that have not received general pre-approval must be submitted to the Audit Committee of the Company for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to Company management.

THE BOARD, INCLUDING ITS INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF RSM AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2019.

Audit Committee Report (1)

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended September 30, 2018.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and RSM, the Company’s independent registered public accounting firm, with and without management present. The Audit Committee included in its review results of RSM’s audits, the Company’s internal controls and the quality of the Company’s financial reporting. The Audit Committee also reviewed the Company’s procedures and internal control processes designed to ensure full, fair and adequate financial reporting and disclosures, including procedures for certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required in periodic reports filed by the Company with the SEC. The Audit Committee is satisfied that the Company’s internal control systems are adequate and that the Company employs appropriate accounting procedures.

The Audit Committee also has discussed with RSM matters relating to RSM’s assessment about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting as required by PCAOB Auditing Standard 1301 (Communications with Audit Committees). In addition, the Audit Committee has discussed with RSM its independence from management and the Company, as well as the matters in the written disclosures received from RSM and required by Public Company Accounting Oversight Board Rule 3520 (Auditor Independence). The Audit Committee received a report from RSM confirming its independence and discussed the report with RSM. The Audit Committee discussed and reviewed with RSM the Company’s critical accounting policies and practices, internal controls, other material written communications to management and the scope of RSM’s audits and all fees paid to RSM during the fiscal year. The Audit Committee adopted guidelines requiring review and pre-approval by the Audit Committee of audit and non-audit services performed by RSM for the Company. The Audit Committee has reviewed and considered the compatibility of RSM’s performance of non-audit services with the maintenance of RSM’s independence as the Company’s independent registered public accounting firm.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 for filing with the SEC.

November 13, 2018

The Audit Committee

Jeffrey Flug, Co-Chair

Samuel L. Katz, Co-Chair

Adam K. Bernstein

Marshall Brozost

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 3: APPROVAL OF THE COMPANY IMMEDIATELY BECOMING SUBJECT TO A MINIMUM ASSET COVERAGE RATIO OF AT LEAST 150%, PERMITTING THE COMPANY (without giving effect to any Exemptive relief with respect to Small Business Administration debentures) TO DOUBLE ITS AMOUNT OF DEBT INCURRENCE EARLIER THAN THE CURRENT EFFECTIVE DATE OF NOVEMBER 13, 2019, PURSUANT TO THE SMALL BUSINESS CREDIT AVAILABILITY ACT

Background

On March 23, 2018, an amendment to Section 61(a) of the 1940 Act was signed into law and added a new Section 61(a)(2), which reduces the asset coverage requirements applicable to business development companies (“BDCs”) from 200% to 150%, so long as certain approval and disclosure requirements are satisfied. Under the existing 200% minimum asset coverage ratio, the Company is permitted to borrow up to one dollar for investment purposes for every one dollar of investor equity (without giving effect to any Exemptive relief with respect to Small Business Administration debentures) and under the 150% minimum asset coverage ratio, the Company will be permitted to borrow up to two dollars for investment purposes for every one dollar of investor equity. In other words, Section 61(a)(2) of the 1940 Act permits BDCs to potentially increase their debt-to-equity ratio from a maximum of 1-to-1 to a maximum of 2-to-1.

Specifically, the Company is permitted to apply a lower minimum asset coverage ratio of 150% if: (1) the Company complies with certain additional asset coverage disclosure requirements, as discussed below; and (2)(A) a “required majority” of the Company’s directors, as defined in Section 57(o) of the 1940 Act, approves the application of such a lower minimum asset coverage ratio to the Company, in which case the 150% minimum asset coverage ratio will become effective on the date that is one year after the date of such independent director approval; or (B) the Company obtains, at a special or annual meeting of its stockholders at which a quorum is present, the approval of more than 50% of the votes cast for the application of such a lower minimum asset coverage ratio to the Company, in which case the 150% minimum asset coverage ratio will become effective on the first day after the date of such stockholder approval.

On November 13, 2018, the Board, including a “required majority” of the Company’s directors, as defined in Section 57(o) of the 1940 Act, approved the application of the 150% minimum asset coverage ratio to the Company. As a result, and subject to certain additional disclosure requirements as described below, the 150% minimum asset coverage ratio will automatically apply to the Company effective as of November 13, 2019, and, as of November 13, 2019, the Company will be permitted to incur double the maximum amount of leverage that it is currently permitted to incur (without giving effect to any Exemptive relief with respect to Small Business Administration debentures).

In connection with the Board’s approval of a lower minimum asset coverage ratio, effective upon the earlier of Stockholder approval of Proposal 3 and November 13, 2019, the Board also approved a Third Amended and Restated Investment Advisory and Management Agreement (the “Amended Agreement”) pursuant to which the base management fee payable by the Company to the Adviser will be reduced from an annual rate of 1.50% to an annual rate of 1.00% for the Company’s gross assets (as defined in the Amended Agreement) that exceed 200% of the Company’s total net assets as of the end of the immediately preceding quarter.

In addition, in order to provide the Company with the maximum financial flexibility at the earliest possible date, the Board also authorized the Company to seek stockholder approval of the Asset Coverage Ratio Proposal, which, if approved, would accelerate the effective date of the increase in the leverage limit by approximately nine months. If the Company’s Stockholders approve the Asset Coverage Ratio Proposal at the Meeting, the 150% minimum asset coverage ratio is expected to apply effective as of February 6, 2019, the first day after the Meeting and, as a result, the Company will be permitted to incur double the maximum amount of leverage that the Company is currently able to incur (without giving effect to any Exemptive relief with respect to Small Business Administration debentures) approximately nine months earlier than if the Company’s Stockholders do not vote to approve the Asset Coverage Ratio Proposal.

The Board values the opinions of the Stockholders and will reconvene to reconsider its approval of the modified asset coverage requirements if this proposal is not approved by Stockholders. There can be no assurance that the Board would rescind its approval if this proposal is not approved by Stockholders. If this proposal is not approved by Stockholders and the Board does not rescind its approval, we will be subject to the 150% minimum asset coverage ratio beginning November 13, 2019.

Recommendation of the Board; Reasons for the Asset Coverage Ratio Proposal

The Board unanimously recommends that the Company’s Stockholders approve the Asset Coverage Ratio Proposal. In consideration of the application of the 150% minimum asset coverage ratio to the Company, the Board considered the information it received relating to, among other things:

•	the benefits of increased financial flexibility;

•	the potential to increase and sustain returns on equity;

•	the Company’s investment strategy and portfolio construction;

•	the current middle market direct lending landscape;

•	the risks relative to benefits associated with the use of increased leverage;

•	impact on the base management and incentive fees payable to the Adviser;

•	limitations of current credit facility; and

•	the Company’s additional disclosure obligations.

Benefits of Increased Financial Flexibility

The Board considered that, as a BDC and a RIC for tax purposes, the Company will benefit from increasing the maximum regulatory leverage, through significantly more flexibility for complying with the asset coverage requirements applicable to BDCs. Importantly, application of the 150% minimum asset coverage ratio would enable the Company to better withstand potential adverse market movements while still meeting its asset coverage requirements. For example, as of September 30, 2018, the Company’s asset coverage ratio was 291%, which, under the current 200% minimum asset coverage ratio, provided a 26% cushion based on fair value of investments. Under a 150% minimum asset coverage ratio, all else being equal, that cushion would be 44% based on fair value of investments.

For example, even if the underlying performance of one or more portfolio companies may not indicate an impairment or inability to repay all principal and interest in full, volatility in the capital markets may negatively impact the valuations of the Company’s investments and create unrealized capital depreciation on certain investments. Any such reductions in value (as well as unrealized capital depreciation based on the underlying performance of the Company’s portfolio companies, if any) will negatively impact the Company’s total assets and the ability to satisfy the minimum asset coverage ratio. Any failure to satisfy the asset coverage ratio could have a material adverse effect on the Company’s business, financial condition or results of operations, including the Company’s ability to borrow, pay dividends (and, as a result, the Company’s ability to maintain its RIC status), or repurchase shares of its common stock.

In addition to enhancing the ability of the Company to bear adverse market movements and still meet the asset coverage requirements, the Board concluded that having the option to access additional financing would give the Company more flexibility to fully execute its business strategy.

The following table sets forth the following additional information:

•	the Company’s total assets, total debt outstanding (in dollars and as a percentage of total assets), net assets and asset coverage ratio as of September 30, 2018;
•

assuming that as of September 30, 2018 the Company had incurred the maximum amount of borrowings that could be incurred by the Company under the currently applicable 200% asset coverage ratio, the Company’s pro forma total assets, total debt outstanding (with the maximum amount of additional borrowings that would be permitted to incur in dollars and as a percentage of total assets), net assets and asset coverage ratio; and

•

assuming that as of September 30, 2018 the Company had incurred the maximum amount of borrowings that could be incurred by the Company under the proposed 150% asset coverage ratio, the Company’s pro forma total assets, total debt outstanding (with the maximum amount of additional borrowings that would be permitted to incur in dollars and as a percentage of total assets), net assets and asset coverage ratio.

In evaluating the information presented below, it is important to recognize that the maximum amount of borrowings that could be incurred by the Company is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

Selected Consolidated Financial Statement Data (dollar amounts in thousands)	Actual Amounts As of September 30, 2018(1)	Pro Forma Amounts as of September 30, 2018 Assuming That the Company Had Incurred the Maximum Amount of Borrowings That Could Be Incurred by the Company

		Under the Currently Applicable 200% Minimum Asset Coverage Ratio(2)	Under the Proposed 150% Minimum Asset Coverage Ratio(3)
Total Assets	$1,160,119	$1,460,052	$2,088,954
Total Debt Outstanding(4)	$328,968	$628,902	$1,257,804
Net Assets	$628,902	$628,902	$628,902
Asset Coverage Ratio	291.2%	200.0%	150.0%

(1)	As of September 30, 2018, the Company’s total outstanding indebtedness represented 28.4% of the Company’s total assets.
(2)

Based on the Company’s total outstanding indebtedness of $329.0 million as of September 30, 2018 and applying the currently applicable 200% minimum asset coverage ratio, the Company could have incurred up to an additional $299.9 million of borrowings, bringing the Company’s total indebtedness and total assets to $628.9 million and $1.46 billion, respectively. The maximum amount of additional borrowings of $299.9 million would have represented 20.5 % of the total assets of $1.46 billion, which are the total assets that the Company would have had with such additional borrowings.

(3)

Assuming that the Company had incurred the maximum amount of borrowings that could be incurred by the Company under the currently applicable 200% minimum asset coverage ratio of $628.9 million and then applying the proposed 150% minimum asset coverage ratio, the Company could have incurred an additional $628.9 million for a total of $928.8 million of borrowings, bringing the Company’s total indebtedness and total assets to $1.26 billion and $2.09 billion, respectively. The maximum amount of additional borrowings of $928.8 million would have represented 44.5% of the total assets of $2.09 billion, which are the total assets that the Company would have had with such additional borrowings.

(4)	As of September 30, 2018, we had $175.4 million of SBA-guaranteed debentures outstanding, which have been excluded from total debt presented in the table above.

Potential to Increase and Sustain Returns on Equity

The Board and the Adviser discussed how access to greater leverage has the potential to increase and sustain the Company’s investment yield and returns to Stockholders. Funds that use leverage generally aim to earn an investment return on money raised through leverage that exceeds the costs of leveraging, and thereby to increase returns to Stockholders. The Board discussed that any investment returns in excess of the costs of leverage would benefit the Stockholders; however, to the extent the costs of leverage exceed such investment returns, those costs would be borne by and reduce the returns to the Stockholders.

The Adviser informed the Board that the Company would only expect to incur additional indebtedness if the Adviser believes that, over time, the costs of carrying the assets to be acquired through leverage are likely to be lower than the Company’s expected incremental investment yield and returns on equity.

While no assurances can be given that the investment yield and returns on equity attributable to borrowing would exceed the costs of such leverage, the Board concluded that the benefits of increased leverage outweigh the risks, as noted in more detail below.

The following tables illustrate the effect of leverage on returns from an investment in the Company’s Common Stock, based on (1) the actual amount of borrowings incurred by the Company as of September 30, 2018, (2) the maximum amount of borrowings that could be incurred by the Company as of September 30, 2018 under the currently applicable 200% minimum asset coverage ratio (that is, a 1:1 debt-to-equity ratio), and (3) the maximum amount of borrowings that could be incurred by the Company as of September 30, 2018 if the proposed 150% minimum asset coverage ratio were applied (that is, a 2:1 debt-to-equity ratio), in each case assuming annual returns on the Company’s portfolio (net of expenses) of -10%, -5%, 0%, 5% and 10%. The calculations in the tables below are hypothetical, and actual returns may be higher or lower than those appearing in the tables below.

	Effects of Leverage Based on the Actual Amount of Borrowings Incurred by the Company as of September 30, 2018
Assumed annual returns on the Company’s portfolio (net of expenses)	(10)%	(5)%	0%	5%	10%
Corresponding return to common stockholder(1)	(21.6)%	(12.4)%	(3.2)%	6.0%	15.3%

(1)

As of September 30, 2018, the Company had (i) $1.16 billion in total assets (ii) $504.3 million in outstanding indebtedness, which includes our SBA-guaranteed debentures, (iii) $628.9 million in net assets and (iv) a weighted average interest rate, excluding fees (such as fees on undrawn amounts and amortization of financing costs), of 3.91%.

Based on outstanding indebtedness of $504.4 million as of September 30, 2018, and the weighted average effective annual interest rate, excluding fees (such as fees on undrawn amounts and amortization of financing costs), of 3.91% as of that date, the Company’s investment portfolio at fair value would have had to produce an annual return of approximately 1.75% to cover annual interest payments on the outstanding debt.

Effects of Leverage Based on the Pro Forma Maximum Amount

of Borrowings That Could Be Incurred by the Company Under

the Currently Applicable 200% Minimum Asset Coverage Ratio

(i.e., A 1:1 Debt-to-Equity Ratio)

Assumed annual returns on the Company’s portfolio (net of expenses)	(10)%	(5)%	0%	5%	10%
Corresponding return to common stockholder(1)	(28.3)%	(16.6)%	(5.0)%	6.6%	18.2%

(1)

Assuming that (a) the Company had incurred the maximum amount of borrowings that could be incurred as of September 30, 2018 under a 200% minimum asset coverage ratio, and (b) the additional borrowings compared to the actual amount of borrowings incurred by the Company as of September 30, 2018, which were $299.9 million, are fully invested, the Company would have (i) $1.46 billion in total assets, (ii) $804.3 million in outstanding indebtedness, which includes our SBA-guaranteed debentures and (iii) $628.9 million in net assets. The weighted average interest rate, excluding fees (such as fees on undrawn amounts and amortization of financing costs), is assumed to be 3.91%, which is the Company’s weighted average interest rate as of September 30, 2018.

Based on the assumed outstanding indebtedness of $804.3 million, which includes our SBA-guaranteed debentures, as of September 30, 2018, and the assumed weighted average effective annual interest rate, excluding fees (such as fees on undrawn amounts and amortization of financing costs), of 3.91% as of that date, the Company’s investment portfolio at fair value would have had to produce an annual return of approximately 2.2% to cover annual interest payments on the outstanding debt.

	Effects of Leverage Based on the Pro Forma Maximum Amount of Borrowings That Could Be Incurred by the Company Under the Proposed 150% Minimum Asset Coverage Ratio (i.e., A 2:1 Debt-to-Equity Ratio)
Assumed annual returns on the Company’s portfolio (net of expenses)	(10)%	(5)%	0%	5%	10%
Corresponding return to common stockholder(1)	(42.2)%	(25.6)%	(9.0)%	7.7%	24.3%

(1)

Assuming that (a) the Company had incurred the maximum amount of borrowings that could be incurred by the Company as of September 30, 2018 if a 150% minimum asset coverage ratio were applied, and (b) the additional borrowings compared to the maximum amount of borrowings that could be incurred by the Company as of September 30, 2018 under a 200% minimum asset coverage ratio, which was $628.9 million, are fully invested, the Company would have (i) $2.09 billion in total assets, (ii) $1.43 billion in outstanding indebtedness, which includes our SBA-guaranteed debentures and (iii) $628.9 million in net assets. The weighted average interest rate, excluding fees (such as fees on undrawn amounts and amortization of financing costs), is assumed to be 3.91%, which is the Company’s weighted average interest rate as of September 30, 2018.

Based on the assumed outstanding indebtedness of $1.43 billion, which includes our SBA-guaranteed debentures as of September 30, 2018, and the assumed weighted average effective annual interest rate, excluding fees (such as fees on undrawn amounts and amortization of financing costs), of 3.91% as of that date, the Company’s investment portfolio at fair value would have had to produce an annual return of approximately 2.7% to cover annual interest payments on the outstanding debt.

The Company’s Investment Strategy and Portfolio Construction

The Board considered the Company’s investment strategy and portfolio construction and, based on that review, believes that the Company would be well-positioned to prudently and effectively employ an increased level of leverage if it chose to do so. The Board noted that the Company has historically held a diversified portfolio of first lien secured debt, second lien secured debt, subordinated debt and equity investments. As of September 30, 2018, our portfolio totaled $1,132.1 million and consisted of $531.4 million of first lien secured debt, $391.1 million of second lien secured debt, $48.1 million of subordinated debt and $161.5 million of preferred and common equity. Our debt portfolio consisted of 90% variable-rate investments and 10% fixed-rate investments.

The Company believes that any use of increased leverage will generally depend on market conditions at the applicable time. Although the Company’s plan with respect to increased leverage has yet to be determined, the Company anticipates that any increase in leverage is likely to be in the form of indebtedness.

The Current Middle Market Direct Lending Landscape

The Board considered the middle market direct lending landscape in which the Company operates. The Company’s primary competitors in providing financing to middle market companies include public and private funds, other BDCs, commercial and investment banks, collateralized loan obligations, commercial finance companies and, to the extent they provide an alternative form of financing, private equity and hedge funds. Many of the Company’s potential competitors are substantially larger and have considerably greater financial, technical and marketing resources than the Company. For example, some competitors may have a lower cost of funds and access to funding sources that will not be available to the Company. In addition, some competitors may have higher risk tolerances or different risk assessments than the Company, which could allow them to consider a wider variety of investments than the Company. Furthermore, many of the Company’s competitors are not subject to the regulatory restrictions to which the Company is subject under the 1940 Act. Enabling the Company to incur additional indebtedness is expected to increase the competitiveness of the Company. Moreover, if other BDCs take advantage of the ability to incur additional indebtedness and the Company does not have the flexibility to do so, its competitiveness relative to such BDCs may be reduced.

Risks Relative to Potential Benefits Associated With the Use of Increased Leverage

The Board considered how increased leverage could increase the risks associated with investing in the Company’s common stock. For example, if the value of the Company’s assets decreases, leverage will cause the Company’s net asset value to decline more sharply than it otherwise would have without leverage or with lower leverage. Similarly, any decrease in the Company’s revenue would cause its net income to decline more sharply than it would have if the Company had not borrowed or had borrowed less. However, since the Company already uses leverage in optimizing its investment portfolio, there are no material new risks associated with increased leverage. As a result, the Board concluded that the potential benefits of increased leverage outweigh these risks.

Impact on the Base Management and Incentive Fees

The Board considered the impact of the use of higher leverage on the Company’s base management fee and incentive fee payable to the Adviser, noting that additional leverage would increase the base management fee and could increase the incentive fees. For example, base management fees are payable based on its average adjusted gross assets, including assets acquired through the use of leverage, which may give the Adviser an incentive to use a higher level of leverage to make additional investments. Similarly, the incentive fees payable by the Company to the Adviser may create an incentive for the Adviser to pursue investments that are riskier or more speculative than would be the case in the absence of such compensation arrangement. The incentive fees payable to the Adviser are calculated based on a percentage of the Company’s return on the net asset value. This may encourage the Adviser to use leverage to increase the return on the Company’s investments. In particular, a portion of the incentive fees payable to the Adviser is calculated based on the Company’s pre-incentive fee net investment income, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding calendar quarter, subject to a “hurdle rate” of 1.75% per quarter (7% annualized) and a “catch-up rate” of 2.1212% per quarter (8.4848% annualized). Accordingly, an increase in leverage may make it easier for the Company to meet or exceed the hurdle rate applicable to the income-based incentive fee and may result in an increase in the amount of income-based incentive fee payable to the Adviser.

However, since the Company already uses leverage in optimizing its investment portfolio, there are no material new risks associated with increased leverage on the base management and incentive fees payable to the Adviser or the Company’s Adviser’s incentives. The Adviser also informed the Board that it intends to manage the Company in the same disciplined manner as it has prior to the effectiveness of the lower minimum asset coverage ratio. As a result, the Board concluded that the potential benefits of increased leverage outweigh these risks.

In addition, as noted above, on November 13, 2018, the Board approved the Amended Agreement pursuant to which the base management fee payable by the Company to the Adviser will be reduced from an annual rate of 1.50% to an annual rate of 1.00% for the Company’s gross assets (as defined in the Amended Agreement) that exceed 200% of the Company’s total net assets as of the end of the immediately preceding quarter.

Fees and Expenses Table

The following table illustrates the impact of leverage on the Company’s annual expenses, including base management and incentive fees payable to the Adviser, using financial data based on the actual expenses incurred by the Company for the 12 months ended September 30, 2018. The following table is intended to assist you in understanding the costs and expenses that an investor in the Company’s common stock will bear, directly or indirectly, based on the assumptions set forth below. We caution you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of the Company’s future expenses. Actual expenses may be materially greater or less than shown. Except where the context suggests otherwise, whenever this Proxy Statement contains a reference to fees or expenses paid by “us,” the “Company” or says that “we” will pay fees or expenses, Stockholders will indirectly bear these fees or expenses as our investors. The calculations of pro forma estimated annual expenses in the table below are hypothetical, and the base management and incentive fees payable to the Adviser will be based on the Company’s actual performance and will not be paid unless the Company achieves certain goals.

Estimated Annual Expenses (As A Percentage of Net Assets Attributable to Common Stock):	Annualized Expenses Based on Actual Expenses for the three months Ended September 30, 2018(1)

Annualized Expenses
Based on Pro Forma Expenses

for the three months ended

September 30, 2018
Assuming That the Company

Had Incurred the Maximum

Amount of Borrowings That

Could Be Incurred

by the Company

			Under the Currently Applicable 200% Minimum Asset Coverage Ratio(2)		Under the Proposed 150% Minimum Asset Coverage Ratio(3)
Base management fee payable under the Investment Advisory Agreement(4)	2.60	%(5)	2.95	%(6)	3.40	%(7)
Incentive fee payable under the Investment Advisory Agreement (up to 20%)(8)	1.89	%(9)	2.43	%(10)	3.62	%(11)
Interest payments on borrowed funds(12)	3.47%		5.33%		9.24%
Other expenses(13)	0.73%		0.73%		0.73%
Total annual expenses	8.68%		11.44%		16.99%

(1)

Calculated by dividing the actual expenses for the three months ended September 30, 2018 by the net assets attributable to common stock as of September 30, 2018, which were $628.9 million, and annualizing over four quarterly periods.

(2)

Calculated by dividing the pro forma expenses for the three months ended September 30, 2018, assuming that the Company had $804.3 million in outstanding indebtedness, which includes our SBA-guaranteed debentures, which is the maximum amount of borrowings that could be incurred by the Company under the currently applicable 200% minimum asset coverage ratio, by the net assets attributable to common stock as of September 30, 2018, which were $628.9 million, and annualizing over four quarterly periods. The maximum amount of borrowings that could be incurred by the Company is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

(3)

Calculated by dividing the pro forma expenses for the three months ended September 30, 2018, assuming that the Company had $1.43 billion in outstanding indebtedness, which includes our SBA-guaranteed debentures, which is the maximum amount of borrowings that could be incurred by the Company under the proposed 150% minimum asset coverage ratio, by the net assets attributable to common stock as of September 30, 2018, which were $628.9 million, and annualizing over four quarterly periods. The maximum amount of borrowings that could be incurred by the Company is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

(4)

Effective January 1, 2018, the annual rate that the Adviser charges the Company for the base management fee changed from 2.00% to 1.50%. Our base management fee under the Advisory Agreement is based on our adjusted gross assets, which equals our gross assets (net of U.S. Treasury Bills, temporary draws under any credit facility, cash and cash equivalents, repurchase agreements or other balance sheet transactions undertaken at the end of a fiscal quarter for purposes of preserving investment flexibility for the next quarter and unfunded commitments, if any), and is payable quarterly in arrears and assumes the base management fee remains consistent with fees incurred during the three months ended September 30, 2018. Consequently, if the Company has borrowings outstanding, its base management fee as a percentage of net assets attributable to common stock would be higher than if the Company did not utilize leverage. Upon the earlier of Stockholder approval of Proposal 3 and November 13, 2019, the annual rate that the Adviser charges the Company for the base management fee will be changed from 1.50% to 1.00% for gross assets that exceed 200% of the Company’s total net assets as of the immediately preceding quarter end.

(5)

Calculated by dividing the Company’s actual base management fees for the three months ended September 30, 2018, which were $4.1 million, by the net assets attributable to common stock as of September 30, 2018, which were $628.9 million.

(6)

Assuming outstanding indebtedness of $804.3 million as of September 30, 2018, which includes our SBA-guaranteed debentures, calculated by dividing the Company’s  pro forma base management fees for the three months ended September 30, 2018, which would be $4.6 million, by the net assets attributable to common stock as of September 30, 2018, which were $628.9 million, and annualizing over four quarterly periods.

(7)

Assuming outstanding indebtedness of $1.43 billion as of September 30, 2018, which includes our SBA-guaranteed debentures, calculated by dividing the Company’s pro forma base management fees for the three months ended September 30, 2018, which would be $5.3 million, by the net assets attributable to common stock as of September 30, 2018, which were $628.9 million, and annualizing over four quarterly periods.

(8)	Assumes that annual incentive fees earned by the Adviser remain consistent with the incentive fees earned by it for the three months ended September 30, 2018.
(9)

Calculated by dividing the Company’s actual incentive fees for the three months ended September 30, 2018, which were $3.0 million, by the net assets attributable to common stock as of September 30, 2018, which were $628.9 million, and annualizing over four quarterly periods.

(10)

Assuming outstanding indebtedness of $804.3 million as of September 30, 2018, which includes our SBA-guaranteed debentures, calculated by dividing the Company’s  pro forma incentive fees for the three months ended September 30, 2018, which would be $3.8 million, by the net assets attributable to common stock as of September 30, 2018, which were $628.9 million, and annualizing over four quarterly periods.

(11)

Assuming outstanding indebtedness of $1.43 billion as of September 30, 2018, which includes our SBA-guaranteed debentures, calculated by dividing the Company’s  pro forma incentive fees for the three months ended September 30, 2018, which would be $5.7 million, by the net assets attributable to common stock as of September 30, 2018, which were $628.9 million, and annualizing over four quarterly periods.

(12)

Our liquidity and capital resources are derived primarily from proceeds of securities offerings, debt capital and cash flows from operations, including investment sales and repayments, and income earned. Our primary use of funds from operations includes investments in portfolio companies and payments of fees and other operating expenses we incur. We have used, and expect to continue to use, our debt capital, proceeds from the rotation of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives. As of September 30, 2018, we had a $445 million multi-currency Credit Facility with certain lenders and SunTrust Bank, acting as administrative agent, and JPMorgan Chase Bank, N.A., acting as syndication agent for the lenders (the “Credit Facility”). As of September 30, 2018 and 2017, we had $80.5 million (including a $2.0 million temporary draw) and $79.4 million, respectively, in outstanding borrowings under the Credit Facility. The Credit Facility had a weighted average interest rate of 3.79% and 2.42%, respectively, exclusive of the fee on undrawn commitments of 0.375%, as of September 30, 2018 and 2017. The Credit Facility is a five-year revolving facility with a stated maturity date of May 25, 2022, a one-year term-out period following its fourth year and pricing set at 225 basis points over LIBOR. As of September 30, 2018 and 2017, we had $364.5 million and $365.6 million of unused borrowing capacity under our Credit Facility, respectively, subject to the regulatory restrictions. The Credit Facility is secured by substantially all of our assets excluding assets held by our SBIC Funds. In September 2014, we issued $250.0 million in aggregate principal amount of 2019 Notes, for net proceeds of $245.5 million after underwriting discounts and offering costs. Interest on the 2019 Notes is paid semi-annually on April 1 and October 1, at a rate of 4.50% per year. The 2019 Notes mature on October 1, 2019. The 2019 Notes are general, unsecured obligations and rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The 2019 Notes are structurally subordinated to our SBA debentures and the assets pledged or secured under our Credit Facility. As of September 30, 2018 and 2017, our SBIC Funds had $300.0 million in debt commitments, respectively, of which $180.0 million and $199.0 million was drawn, respectively. As of both September 30, 2018 and 2017, the unamortized fees on the SBA debentures was $4.6 million. The SBA debentures’ upfront fees of 3.43% consist of a commitment fee of 1.00% and an issuance discount of 2.43%, which are being amortized.

(13)

“Other expenses” are based on estimated amounts for the current fiscal year, which considers the amounts incurred for the three months ended September 30, 2018 and include our overhead expenses, including payments under our Administration Agreement based on our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement. Refer to note (8) above for the calculation of pro forma expenses for the three months ended September 30, 2018.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in the Company’s common stock, assuming (1) a 291.2% asset coverage ratio, which is the Company’s actual asset coverage ratio as of September 30, 2018, and total annual expenses of 8.68% of net assets attributable to common stock as set forth in the fees and expenses table above, (2) the currently applicable 200% minimum asset coverage ratio and total annual expenses of 11.44% of net assets attributable to common stock as set forth in the fees and expenses table above, and (3) the proposed 150% minimum asset coverage ratio and total annual expenses of 16.99% of net assets attributable to common stock as set forth in the fees and expenses table above, and, in each case of (1), (2) and (3), (x) a 5% annual return resulting entirely from net realized capital gains (none of which is subject to the incentive fee) and (y) a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains). Transaction expenses are included in the following example.

You would pay the following expenses on a $1,000 common stock investment:	1 year	3 years	5 years	10 years
Under the Company’s Actual Asset Coverage Ratio of 224.70% as of September 30, 2018:
assuming a 5% annual return resulting entirely from net realized capital gains (none of which is subject to the incentive fee)(1)	$67	$198	$325	$622
assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$77	$224	$363	$679
Under the Currently Applicable 200% Minimum Asset Coverage Ratio:
assuming a 5% annual return resulting entirely from net realized capital gains (none of which is subject to the incentive fee)(1)	$88	$254	$408	$740
assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$98	$278	$442	$783
Under the Proposed 150% Minimum Asset Coverage Ratio:
assuming a 5% annual return resulting entirely from net realized capital gains (none of which is subject to the incentive fee)(1)	$128	$353	$542	$892
assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains)(2)	$137	$374	$568	$915

(1)	Assumes that the Company will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation.
(2)

Assumes no unrealized capital depreciation and a 5% annual return resulting entirely from net realized capital gains and therefore subject to the incentive fee based on capital gains. Because the Company’s investment strategy involves investments that generate primarily current income, the Company believes that a 5% annual return resulting entirely from net realized capital gains is unlikely.

The foregoing table is to assist you in understanding the various costs and expenses that an investor in the Company’s common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, the Company’s performance will vary and may result in a return greater or less than 5%. Because the income portion of the incentive fee under the Advisory Agreement is unlikely to be significant assuming a 5% annual return, the second example assumes that the 5% annual return will be generated entirely through net realized capital gains, and, as a result, will trigger the payment of the capital gains portion of the incentive fee under the Advisory Agreement. The income portion of the incentive fee under the Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above, is not included in the example. If the Company achieves sufficient returns on its investments, including through net realized capital gains, to trigger an incentive fee of a material amount, the Company’s expenses, and returns to its investors, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at NAV, under certain circumstances, reinvestment of dividends and other distributions under our dividend reinvestment plan may occur at a price per share that differs from NAV.

This example above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

Limitations of Current Credit Facility

The Company has entered into the Credit Facility, which includes financial covenants that require the Company to maintain a 200% minimum asset coverage ratio. The Company plans to seek amendments to the Credit Facility to lower the minimum asset coverage ratio to 150%. The Company cannot assure you that it will be able to negotiate a change to the Credit Facility to allow it to incur additional leverage or that any such amendment will be available to it on favorable terms. An inability on the part of the Company to amend the contractual asset coverage limitation and access additional leverage could limit the Company’s ability to take advantage of the benefits described above related to its ability to incur additional leverage. Amendments to the Credit Facility to reduce the asset coverage limitation in the Credit Facility may result in the lenders demanding higher interest rates being applied to the borrowings under the Credit Facility, which, in turn, would increase the Company’s borrowing costs and limit the benefits of increased leverage.

The Company’s Additional Disclosure Obligations

The Company must comply with the following additional disclosure requirements upon approval of the application of the 150% minimum asset coverage ratio to the Company by a majority of the Company’s independent directors or the Stockholders as set forth herein:

•

not later than 5 business days after the date on which the 150% minimum asset coverage ratio is approved, the Company is required to disclose such approval, and the effective date of such approval, in (1) any filing submitted to the SEC under Section 13(a) or 15(d) of the Exchange Act (such as the Company’s Form 8-K, Form 10-Q or Form 10-K); and (2) a notice on the Company’s website (http://pennantpark.com);

•

the Company is required to disclose, in each periodic filing required under Section 13(a) of the Exchange Act (i.e., the Company’s Form 10-Q or Form 10-K): (1) the aggregate principal amount or liquidation preference, as applicable, of the senior securities issued by the Company and the asset coverage ratio as of the date of the Company’s most recent financial statements included in that filing; (2) that the 150% minimum asset coverage ratio was approved; and (3) the effective date of such approval; and

•

as an issuer of common stock, the Company is also required to include in each periodic filing required under Section 13(a) of the Exchange Act (i.e., the Company’s Form 10-Q or Form 10-K) disclosures that are reasonably designed to ensure that the Company’s Stockholders are informed of: (1) the amount of senior securities (and the associated asset coverage ratios) of the Company, determined as of the date of the most recent financial statements of the Company included in the filing; and (2) the principal risk factors associated with the senior securities described in the preceding clause, to the extent that risk is incurred by the Company.

The Board noted that, based on discussions with the Adviser, none of these requirements are burdensome and the additional disclosure is appropriate.

Conclusion

Following consideration of the foregoing benefits and risks, the Board, including all independent directors, believes that permitting the Company to apply a minimum asset coverage ratio of 150% as of the earliest possible date is in the best interests of the Company and its Stockholders. No single factor was determinative of the Board’s decision, but rather, the Board based its determination on the total mix of information available to them.

Required Vote

Approval requires the receipt of “FOR” votes constituting a majority of the votes cast on the proposal at the Meeting, in person or by proxy, provided a quorum is present. Abstentions will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal. Shares represented by broker non-votes also are not considered votes cast and thus have no effect on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE COMPANY IMMEDIATELY BECOMING SUBJECT TO A MINIMUM ASSET COVERAGE RATIO OF AT LEAST 150%, PERMITTING THE COMPANY (without giving effect to any Exemptive relief with respect to Small Business Administration debentures) TO DOUBLE ITS AMOUNT OF DEBT INCURRENCE EARLIER THAN THE CURRENT EFFECTIVE DATE OF NOVEMBER 13, 2019, PURSUANT TO THE SMALL BUSINESS CREDIT AVAILABILITY ACT.

OTHER BUSINESS

The Board knows of no other matter that is likely to come before the Meeting or that may properly come before the Meeting, apart from the consideration of an adjournment or postponement.

If there appears not to be enough votes for a quorum of the Company or to approve a proposal at the Meeting, the chairman of the Meeting may adjourn the Meeting with respect to the Company to permit the further solicitation of proxies.

ANNUAL AND QUARTERLY REPORTS

Copies of the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are available at our website (http://www.pennantpark.com) or without charge upon request. Please direct your request to PennantPark, Attention: Investor Relations, 590 Madison Avenue, 15th Floor, New York, New York 10022. Copies of such reports are also posted via EDGAR on the SEC’s website (http://www.sec.gov).

SUBMISSION OF STOCKHOLDER PROPOSALS

The Company expects to hold its 2020 Annual Meeting of Stockholders in February 2020, but the exact date, time and location of such meeting have yet to be determined. A Stockholder of the Company who intends to present a proposal at that meeting, including nomination of a director, must submit the proposal in writing addressed to Thomas J. Friedmann, Secretary, c/o PennantPark, 590 Madison Avenue, 15th Floor, New York, New York 10022. Notices of intention to present proposals, including nomination of a director, at the 2020 Annual Meeting of Stockholders must be received by the Company between July 10, 2019 and August 9, 2019. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the meeting unless certain securities law requirements are met. The Company reserves the right to reject, rule out of order or to take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

The Audit Committee of the Company has established guidelines and procedures regarding the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (collectively, “Accounting Matters”). Persons with complaints or concerns regarding Accounting Matters may submit their complaints to the CCO. Persons who are uncomfortable submitting complaints to the CCO, including complaints involving the CCO, may submit complaints directly to the Audit Committee’s Co-Chairs. Complaints may be submitted on an anonymous basis.

The CCO may be contacted at:

PennantPark

Chief Compliance Officer

590 Madison Avenue, 15th Floor

New York, New York 10022

The Audit Committee’s Co-Chairs may be contacted at:

Messrs. Jeffrey Flug and/or Samuel L. Katz

PennantPark

Audit Committee Co-Chair

590 Madison Avenue, 15th Floor

New York, New York 10022

You are cordially invited to attend our Annual Meeting of Stockholders in person. Whether or not you plan to attend the Meeting, you are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope or to vote by telephone or through the Internet.

By Order of the Board of Directors

Thomas J. Friedmann

Secretary

New York, New York

December [●], 2018

PENNANT PARK INVESTMENT CORPORATION 590 MADISON AVENUE 15TH FLOOR NEW YORK, NY 10022 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 1 OF 2 1 1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K CONTROL # 0000000000000000 SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Arthur H. Penn The Board of Directors recommends you vote FOR proposals 2. and 3.: 2. To ratify the selection of RSM US LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2019. 3. To approve of the Company immediately becoming subject to a minimum asset coverage ratio of at least 150%, permitting the Company (without giving effect to any exempt relieve with respect to Small Business Administration debentures) to double its amount of debt incurrence earlier than the current effective date of November 13, 2019, pursuant to the Small Business Credit Availability Act. For Against Abstain 02 0000000000 For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE #0000391324_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K is/ are available at www.proxyvote.com PENNANTPARK INVESTMENT CORPORATION Annual Meeting of Stockholders February 5, 2019 9:30 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Mr. Arthur H. Penn or his designated substitute to act as attorney and proxy for the undersigned to vote all of the shares of Common Stock of PennantPark Investment Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of Dechert LLP, located at 1095 Avenue of the Americas, New York, New York, on February 5, 2019 at 9:30 a.m., Eastern Time, and at all adjournments thereof, as indicated on this proxy. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors recommendations. Address change/comments: (If you noted any Address Changes and/or Comments above,